Exhibit 5.1
Opinion of Counsel

                               December 9, 1997


The Board of Directors
Topro, Inc.
2525 W. Evans Avenue
Denver,  CO  80219

RE:  FORM S-3 REGISTRATION STATEMENT
     OPINION OF COUNSEL

Dear Sirs:

     As securities counsel for Topro, Inc. (the "Company") a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws, as amended, of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     We have also, as such counsel, examined the Registration Statement on Form S-3, File No. 333-38201 (the "Registration Statement") and Amendment No. 1 thereto to be filed with the Commission on or about December 10, 1997 covering the resale of up to 3,981,602 shares of Common Stock of the Company by the Selling Shareholders, as more particularly described in the Registration Statement.

     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

     (1) The outstanding shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are legally issued, fully paid and non-assessable;

     (2) The shares of Common Stock to be issued to holders of the warrants and options held by the Selling Shareholders have been duly authorized and, upon exercise and payment of the exercise price stated therein will be legally issued, fully paid and non-assessable; and

     (3) The shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock have been duly authorized and upon issuance upon conversion of the

The Board of Directors
Topro, Inc.
December 9, 1997
Page 2

          Series A Convertible Preferred Stock will be legally issued, fully paid and non-assessable.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein. This opinion is furnished to you solely in connection with the transactions referred to herein, and may not be relied on by any other person, firm or entity without our prior written consent.

     We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,



                                      /s/ Key & Mehringer, P.C.